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                                                                    Exhibit 23.1



            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Land O'Lakes, Inc:

We consent to the use of our reports included herein related to the consolidated financial statements of the entities and for the periods listed below, and to the reference to our firm under the heading "Experts" in the prospectus:

     |X| LAND O'LAKES, INC. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003

     |X| AGRILIANCE, LLC as of August 31, 2003 and 2002, and for each of the years in the three-year period ended August 31, 2003


The audit report covering the December 31, 2003, 2002, and 2001 consolidated financial statements of Land O'Lakes, Inc. refers to the restatement of the consolidated financial statements for those years. The audit report covering the December 31, 2003 consolidated financial statements of Land O'Lakes, Inc. refers to the report of other auditors related to the financial statements of MoArk LLC, and refers to the adoption, in 2003, of the provisions of the Financial Accounting Standards Board's Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." The audit report covering the December 31, 2002 consolidated financial statements of Land O'Lakes, Inc. refers to the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".



                                            /s/ KPMG LLP


Minneapolis,  Minnesota
August 24, 2004